PROFIT INVESTMENT MANAGEMENT

CODE OF ETHICS

A.	Introduction

This Code is designed to comply with Rule 204(a)-1 of the Investment Advisers Act of 1940 (the “Advisers Act”) and Rule 17j-1of the Investment Company Act of 1940 (“1940 Act”).   Rule 204(A)-1 requires investment advisers to adopt codes of ethics and reporting requirements to prevent fraudulent, deceptive and manipulative practices.  Rule 17j-1 requires an investment adviser to meet additional requirements in its Code of Ethics when serving as an investment adviser to a registered investment company.

Rule 17j-1 and Rule 204(A)-1 both apply because Profit Investment Management (“Profit”) serves as investment adviser to the Profit Funds Investment Trust (the “Fund”).

This Code of Ethics is based on the principle that the officers, directors, and employees of Profit have a fiduciary duty to place the interests of Profit’s clients (“Profit Clients”) before their own interests, to conduct all personal securities transactions consistently with this Code of Ethics (the “Code”), and in such a manner which does not interfere with the portfolio transactions of Profit Clients, or otherwise take unfair advantage of their relationship to Profit Clients. Supervised persons covered by this Code must adhere to this general principle as well as comply with the specific provisions of this Code as well as comply with applicable securities laws. Supervised persons must promptly report any violations of the Code to the Chief Compliance Officer.

Pursuant to Rule 17j-1, it is unlawful for certain persons, including any officer, director, or trustee of Profit, in connection with the purchase or sale by such person of a security “held or to be acquired” by the Fund:

a.	To employ any device, scheme or artifice to defraud the Fund;

b.	To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of circumstances under which they are made, not misleading;

c.	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Fund; or

d.	To engage in any manipulative practice with respect to the Fund.

B.	Definitions

1.	“Access Person” means: (1) any director, partner or officer of Profit, and (2) any employee of Profit who, with respect to any client, makes any recommendations, participates in the determination of which recommendation will be made, or who, in connection with his or her duties, has access to any information concerning recommendations being made by Profit to any client. An employee of a company in a control relationship does not become an “Access Person” simply by virtue of the following: normally assisting in the preparation of public reports, but not receiving information about current recommendations or trading; a single instance of obtaining knowledge of current recommendations or trading activity; or, infrequently and inadvertently obtaining such knowledge. The Compliance Officer(s) for Profit are responsible for determining who Access Persons are.

2.	“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

3.	A security is “being considered for purchase or sale” when the order to purchase, or sell such security has been given, or prior thereto when, in the opinion of an investment manager, a decision, whether or not conditional, has been made (even though not yet implemented) to make the purchase or sale, or when the decision-making process has reached a point where such a decision is imminent.

4.	“Beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires. (See Appendix A for a more complete description.)

5.	“Chief Compliance Officer” means Matthew Hardin or, in his absence, an alternative Compliance Officer, or their respective successors in such positions.

6.	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

7.	“Equivalent security” means any security issued by the same entity as the issuer of a subject security, including options, rights, warrants, preferred stock, restricted stock, phantom stock, bonds and other obligations of that company, or a security convertible into another security.

8.	“Federal Securities Laws” are Securities Act of 1933; Securities Exchange Act of 1934; Sarbanes Oxley Act of 2002; Investment Company Act of 1940; Investment Advisers Act of 1940; Title V of the Gramm-Leach-Bliley Act and any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers and any rules adopted thereunder by the SEC or the Department of the Treasury.

9.	“Fund’s Investment Adviser” is any director, officer general partner or employee of the Fund or Profit (or of any company or natural person in a control relationship to the Fund or Profit) who makes, participates in or obtains information regarding the purchase or sale of Reportable Securities by the Fund or whose functions relate to the making of any recommendations with respect to such purchases or sales.

10.	“Fund” is any investment company registered under the Investment Company Act of 1940.

11.	“Immediate family” of an individual means any of the following persons who reside in the same household as the individual:

•	Child
•	Stepchild
•	Grandchild
•	Parent
•	Step-Parent
•	Grandparent
•	Spouse
•	Sibling
•	Mother-in-law
•	Father-in-law
•	Son-in-law
•	Daughter-in-law
•	Brother-in-law
•	Sister-in-law

Immediate family includes adoptive relationships and any other relationship (whether or not recognized by law) which the Chief Compliance Officer determines could lead to possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

12.	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

13.	“Investment personnel” means those employees who provide information and advice to an investment manager or who help execute the investment manager’s decisions.

14.	“Investment manager” means any employee entrusted with the direct responsibility and authority to make investment decisions affecting a Profit Client.

15.	“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

16.	“Reportable Fund” means any Fund for which Profit serves as investment adviser as defined in the Investment Company Act of 1940 and includes any Fund whose investment adviser controls, is controlled or is under common control with Profit. Profit Funds Investment Trust is a Reportable Fund.

17.	“Reportable Security” means any security except (i) direct obligations of the U.S. government; (ii) bankers' acceptances, CDs, commercial paper and high quality short-term debt instruments including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issues by open end mutual funds other than Reportable Funds; and (v) shares issued by unit investment trusts that are invested exclusively in one or more open end funds, none of which are Reportable Funds.

18.	“Supervised Person” is any of the Profit’s officers, partners, directors (or other persons occupying a similar status or performing similar functions), or employees, or any other person who provides investment advice on Profit’s behalf and is subject to Profit's supervision or control.

C.	Notification of Subject Persons

The Chief Compliance Officer shall notify each Supervised Person of Profit that such person is considered to be an Access Person and is thus subject to this Code and shall deliver a copy of this Code and any amendments to each such person. Every Access Person shall certify upon commencement of employment and annually that:

a.	They have read and understand the Code and that they are subject thereto;

b.	They have complied with the requirements of the Code; and

c.	They have reported all personal securities transactions in Reportable Securities pursuant to the requirements of the Code.

In addition, all Access Persons shall complete a Conflicts of Interest Questionnaire at the time of hire and annually thereafter which is designed to keep the Chief Compliance Officer informed of an Access Person’s actual or perceived conflicts of interest.

D.	Pre-Clearance Requirements

All Access Persons shall clear in advance of execution through the Chief Compliance Officer, or in the case of a request by the Chief Compliance Officer, through the alternative Compliance Officer, any purchase or sale, direct or indirect, of any Access Person any interest in any securities in an initial public offering or in a limited offering. The Chief Compliance Officer shall retain written records of such clearance requests.

The Chief Compliance Officer may refuse to pre-clear a transaction if he or she deems the transaction to involve a conflict of interest, possible diversion of corporate opportunity, or an appearance of impropriety.

Clearance is effective, unless earlier revoked, until the earlier of (1) the close of business on the fifth trading day, beginning on and including the day on which such clearance was granted; or (2) the Access Person learns that the information provided to the Chief Compliance Officer in such Access Person’s request for clearance is not accurate. If an Access Person places an order for a transaction within the five trading days but such order is not executed within the five trading days, clearance need not be re-obtained unless the person who placed the original order amends such order in any way.

E.	Prohibited Actions and Transactions

Notwithstanding a grant of clearance under Section D hereof, the following actions and transactions are prohibited and will result in sanctions including but not limited to the sanctions expressly provided for in this Section.

1.	Access Persons shall not execute a securities transaction on a day during which a Profit Client has a pending buy or sell order in that same security or an equivalent security until that order is executed or withdrawn. An Access Person shall disgorge any profits realized on trades within such period.

2.	An investment manager shall not buy or sell a Reportable Security within seven calendar days before or after the Profit Client trades in that security or an equivalent security unless Profit Client’s entire position in that security or equivalent securities has been sold prior to the investment manager’s transaction and the investment manager is also selling the security.

3.	Investment personnel and investment managers shall not accept from any person or entity that does or proposes to do business with or on behalf of Profit Clients a gift or other thing of more than de minimis value or any other form of advantage. The solicitation or giving of such gifts by investment personnel and investment managers is also prohibited. For purposes of this subparagraph, “de minimis” means $100 or less if received in the normal course of business.

4.	An Access Person shall not participate in any outside business activities, including serving on the board of trustees of publicly traded companies, absent prior authorization from the Chief Compliance Officer. The Chief Compliance Officer will grant authorization only if it is determined that the activities and/or service would be consistent with the interest of Profit Clients. In the event that a board position for a publicly traded company is approved, any Access Person serving as a trustee shall be isolated from those making investment decisions through procedures designed to safeguard against potential conflicts of interest, such as a Chinese Wall policy or investment restrictions.

5.	Investment personnel and investment managers shall not acquire a security in a limited offering, absent prior authorization from the Chief Compliance Officer. The Chief Compliance Officer will not grant clearance for the acquisition of a security in a limited offering if it is determined that the investment opportunity should be reserved for Profit Clients or that the opportunity to acquire the security is being offered to the individual requesting clearance by virtue of such individual’s position with Profit. An individual who has been granted clearance to acquire securities in a limited offering shall disclose such investment when participating in a subsequent consideration by Profit Clients of an investment in the issuer. A subsequent decision by Profit Clients to purchase such a security shall be subject to independent review by investment personnel with no personal interest in the issuer.

6.	An Access Person shall not execute a securities transaction while in possession of material non-public information regarding the security or its issuer.

7.	An Access Person shall not execute a securities transaction involving the purchase or sale of a security at a time when such Access Person intends, or knows of another’s intention, to purchase or sell that security (or an equivalent security) on behalf of a Profit Client. This prohibition would apply whether the transaction is in the same (e.g., two purchases) or the opposite (a purchase and sale) direction as the transaction of a Profit Client.

8.	Investment personnel and investment managers shall not profit in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within sixty (60) calendar days. Upon review by the Chief Compliance Officer of such short-term trading by investment personnel and investment manager, which the Chief Compliance Officer may, in his or her sole discretion, allow exceptions when he has determined that an exception would be equitable and that no abuse is involved. Investment personnel and investment managers profiting from a transaction for which the Chief Compliance Officer has not granted an exception shall disgorge any profits realized on such transaction.

F.	Reporting

1.	Each Access Person shall arrange for the Chief Compliance Officer to receive directly from the broker-dealer effecting a transaction in any security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership interest, duplicate copies of each confirmation for each Reportable Securities transaction and periodic account statements for each brokerage account in which such Access Person has any beneficial ownership interest of Reportable Securities, unless such information is provided pursuant to paragraph 2 of this Section. The brokerage confirmation and account statements can be provided in lieu of quarterly transaction reports as long as all of the elements required by Rule 204(A)-1 are included.

2.	In the event an Access Person, other than a disinterested trustee, does not arrange for the provision of information by broker-dealers as required in the preceding paragraph 1, the Access Person shall provide such reports and confirmation directly to the Chief Compliance Officer. The Access Person shall report to the Chief Compliance Officer using the form attached as Exhibit C, no later than 30 days after the end of each calendar quarter, the information described below with respect to transactions in any Reportable Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership interest in the security; provided, however, that an Access Person shall not be required to make a report with respect to transactions effected for any account over which such Access Person does not have any direct or indirect influence and an Access Person shall not be required to make a report with respect to transactions effected pursuant to an automatic investment plan:

a.	The date of the transaction, the title, the ticker symbol and/or CUSIP number, the interest rate and maturity date (if applicable) and number of shares, and the principle amount of each security involved;

b.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c.	The price of the security at which the transaction was effected;

d.	The name of the broker, dealer or bank with or through whom the transaction was effected; and

e.	The date that the report is submitted by the Access Person.

Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

3.	Each Access Person shall upon becoming an Access Person (no later than 10 days) and annually thereafter disclose to the Chief Compliance Officer in writing his or her current Reportable Security holdings using Exhibit B. The holding report shall contain information current as of a date no more than 45 days before the report is submitted. The holding report must contain the following information:

a.	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

b.	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

c.	The date that the report is submitted by the Access Person.

4.	Profit will require Access Persons to disclose any accounts which were established by the Access Person during the quarter, in which any Reportable Securities were held for the direct or indirect benefit of the Access Person. The report must contain the following:

a.	The date the report is submitted by the Access Person

b.	The date the account was established; and

c.	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any Reportable Securities were held for the direct or indirect benefit of the Access Person; and

Profit may, in its discretion, require an Access Person to disclose in connection with a report, recommendation or decision of such Access Person to purchase or sell a security any direct or indirect beneficial ownership by such person of such security.

5.	Access Persons who hold any positions in the Profit Investment Fund Trust are required to report this as a Reportable Security.

6.	The Chief Compliance Officer will review transaction and holdings reports submitted by Access Persons of Profit.

G.	Exceptions to Reporting

An Access Person is not required to submit a:

a.	Holdings Report with respect to securities held in accounts over which the Access Person does not have any direct or indirect control;

b.	Transaction Report with respect to transactions effected pursuant to an Automatic Investment Plan;

c.	Transactions Report if the report would duplicate information contained in broker trade confirmations or account statements that Profit holds in its records, provided that Profit receives such confirmations or statements no later than thirty (30) days after the end of the applicable calendar quarter; or

d.	Transactions Report or a Holdings Report with respect to transactions or holdings involving a security that is not a Reportable Security.

H.	Confidentiality of Transactions and Information

1.	Every Access Person shall treat as confidential information the fact that a security is being considered for purchase or sale by Profit Clients, the contents of any research report, recommendation or decision, whether at the preliminary or final level, and the holdings of Profit Clients and shall not disclose any such confidential information without prior consent from the Chief Compliance Officer. Notwithstanding the foregoing, the holdings of Profit Clients shall not be considered confidential after such holdings by the Fund have been disclosed in a public report to shareholders or to the SEC.

2.	Access Persons shall not disclose any such confidential information to any person except those employees who need such information to carry out the duties of their position with Profit.

I.	Administration and Additional Board Approvals

Rule 17j-1 requires that there are additional approval and requirements that must be met with regard to reporting and Board approval. They are the following:

1.	The Fund’s Board of Directors must have approved the Code of Ethics prior to retaining the services of Profit. Prior to approval the Board must have received a certification from Profit that it has adopted procedures reasonably designed to prevent Access Persons from violating the Code of Ethics;

2.	Any material changes to the Code of Ethics must be approved by the Fund’s Board within 6 months after adoption of the material change;

3.	The Fund and Profit must provide the Fund’s Board of Directors with a written report that describes any issues arising using the Code of Ethics or procedures since its last report including but not limited to any material violations of the Code or procedures and sanctions imposed. This written report must be updated no less than annually and must include a re-certification that the Fund and Profit have adopted procedures reasonably necessary to prevent Access Persons from violating the code;

J.	Sanctions

Upon discovering a violation of this Code, Profit may impose such sanctions as it  deems  appropriate,  including,  without  limitation,  a  letter  of  censure  or suspension or termination of the employment of the violator. All material violations of this Code and any sanctions imposed with respect thereto shall be reported to the Chief Compliance Officer and reported periodically to the Board of Directors of the Fund.

K.	Record Retention

Profit shall be required to keep:

a.	A copy of the Code that is in effect or has been in effect at any time within the last five (5) years;

b.	A record of any violation of the Code and of any action taken as a result of the violations for at least 5 years after the end of the fiscal year in which the violation occurs;

c.	A copy of each report made by an Access Person for at least 5 years after the end of the fiscal year in which the report is made;

d.	A record of all persons, currently or within the past 5 years, who are or were required to make reports or who are or were responsible for reviewing these reports;

e.	A record of any decision, and the reasons supporting the decision, to pre-approve investments in IPOs and Limited Offerings for at least 5 years after the end of the fiscal year in which the approval is granted.

L.	Certification of Compliance

Each  Access  Person  shall  annually  certify, using the form attached as Exhibit A,  that  he  or  she  has  read  and understands this Code and recognizes that he or she is subject hereto.

Adopted 1996, Revised July 20, 2006; Revised February 21, 2008; Revised November  20,  2008;  Revised  August  21,  2009;  Revised  April  16,  2010; Revised November 14, 2013; Revised January 15, 2015.

Appendix A to the Code of Ethics
"Beneficial Ownership"

For purposes of this Code, “beneficial ownership” is interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership applies to all securities which an Access Person has or acquires. Profit will interpret beneficial ownership in a broad sense.

The existence of beneficial ownership is clear in certain situations, such as: securities held in street name by brokers for an Access Person’s account, bearer securities held by an Access Person, securities held by custodians, pledged securities, and securities held by relatives or others for an Access Person. An Access Person is also considered the beneficial owner of securities held by certain family members. The SEC has indicated that an individual is considered the beneficial owner if securities owned by such individual’s immediate family. The relative’s ownership of the securities may be direct (i.e., in the name of the relative) or indirect.

An Access Person is deemed to have beneficial ownership of securities owned by a trust of which the Access Person is the settler, trustee or beneficiary, securities owned by an estate of which the Access Person is the executor or administrator, legatee or beneficiary, and securities owned by a partnership of which the Access Person is a partner.

An Access Person must comply with the provisions of this Code with respect to all securities in which such Access Person has a beneficial ownership interest. If an Access Person is in doubt as to whether she or he has a beneficial ownership interest in a security, the Access Person should report the ownership interest to the Chief Compliance Officer. An Access Person may disclaim beneficial ownership as to any security on required reports.

Exhibit A

CODE OF ETHICS ACKNOWLEDGEMENT

By signing in the space provided below, you certify that:

1.	You have received a copy of the Profit Investment Management’s Code of Ethics;

2.	You have read and understand all provisions of the Profit Investment Management’s Code of Ethics;

3.	You have agreed to comply with the terms of the Profit Investment Management’s Code of Ethics; and

4.	You acknowledge that you have a continuing obligation, even after your employment, to safeguard material nonpublic and other confidential information acquired as a result of your employment with Profit Investment Management.

Signature:

Name:

Title:

Date:

Exhibit B

Access Persons’ Holdings Report

Please indicate below whether this is an Initial Holdings Report or an Annual Holdings Report.

____ Initial                                                      ____ Annual

You must submit this Report to the Chief Compliance Officer not later than 10 days after you become an Access Person and annually thereafter. Please direct questions regarding the completion of this Report to the Chief Compliance Officer.

o	You need not include securities holdings that are not “Reportable Securities” as defined in the Code.
o	If you have no reportable securities holdings, put an “X” in the following box [ ], and skip to the signature line.
o	Set forth the following information with respect to Reportable Securities holdings in which you have any Beneficial Ownership:**
o	As of December 31, 2014, I had a direct or indirect beneficial ownership* in the following Reportable Securities:

Title and Type of Security	Ticker Symbol or CUSIP (if applicable)	Number of Shares	Type of Interest (Direct or Indirect)	Principal Dollar Amount of Security	Broker, Dealer or Bank

You hereby represent that you maintain the account(s) listed below in which Reportable Securities are held for my direct or indirect benefit with the brokers, dealers or banks listed below.

Access Person Name	Account Name	Bank or Broker-Dealer	Account Number

The answers to the foregoing (including any attached statements) are true and correct to the best of your information and belief and the information supplied is current as of a date no more than 45 days before the date of this submission.

Name of Access Person

Dated: __________________, _________
Signature of Access Person

**	You may provide broker-dealer or other account statements reflecting these holdings to the Chief Compliance Officer as long as the statements contain all the information required by this Report.

Exhibit C

Access Persons’ Quarterly Transactions Report

You must submit this Report to the Chief Compliance Officer not later than 30 days after the end of each calendar quarter. Please direct questions regarding the completion of this Report to the Chief Compliance Officer.

o	You need not include transactions in “Reportable Securities” as defined in this Code.

o	If you had no Reportable Securities transactions during the quarter, put an “X” in the following box[ ], and skip to the signature line.

o	Set forth the following information with respect to Reportable Securities transactions during the quarter in any security in which you have, or by reason of such transaction acquired, any Beneficial Ownership in the security:**

Title and Type of Security	Ticker Symbol or CUSIP	Date	Number of Shares	Type of Interest (Direct or Indirect)	Buy/Sell	Transaction Price	Interest Rate and Maturity Date	Principal Dollar Amount of Security	Broker, Dealer or Bank

The answers to the foregoing (including any attached statements) are true and correct to the best of your information and belief.

Name of Access Person

Dated:______________, _______
Signature of Access Person

**	You may provide broker-dealer or other account statements reflecting those transactions to the Chief Compliance Officer as long as the statements contain all the information required by this Report.